Exhibit 99.1

NEWS RELEASE

July 8, 2013

Security Devices International Inc. Files Final Prospectus for Public Offering

Security Devices International Inc, (“SDI”) TORONTO, July 8, 2013 - Security Devices International Inc. ("SDI"), a defense technology company specializing in the development of innovative, next generation non-lethal ammunition, announced today it has filed a final long form prospectus dated July 2, 2013 (the "Prospectus") with the securities regulatory authorities in Alberta, British Columbia and Ontario in connection with the public offering of common shares of SDI. SDI has entered in to an agency agreement with Macquarie Private Wealth Inc. (the “Agent”) for the public offering, on a commercially reasonable efforts basis, of 7,500,000 common shares at a price of CDN$0.40 per share for total gross proceeds of $3,000,000 (the "Offering"). A copy of the Prospectus is available on SEDAR at www.sedar.com.

SDI has granted the Agent an over-allotment option (the "Over-Allotment Option"), exercisable for a period of 30 days after the closing date of the Offering, to purchase up to 1,125,000 additional common shares at the offering price to cover over-allotments, if any, made by the Agent in connection with the Offering and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total gross proceeds of the Offering will be $3,450,000. The TSX Venture Exchange (TSX-V) has conditionally approved the listing of the shares, subject to SDI fulfilling all of the TSX-V requirements. This press release is for information purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of SDI in any jurisdiction. SDI will issue a further news release as soon as the date for trading on the TSX-V has been confirmed.

About Security Devices International Inc.

Security Devices International Inc. (“SDI” or “The Company”) is a defense technology company specializing in the development of innovative, next generation non-lethal ammunition. SDI is currently in the market-entry stage of deploying their family of non-lethal ammunition to global militaries, law enforcement and correctional agencies.

Forward Looking Statement

The information in this news release includes certain information and statements about management’s view of future events, expectations, plans and prospects that constitute forward looking statements including information with respect to the offering and the listing of the common shares on the TSX-V. These statements are based upon assumptions that are subject to significant risks and uncertainties including those risks identified in the Prospectus. Because of these risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward looking statements. Although SDI believes that the expectations reflected in forward looking statements are reasonable, it can give no assurances that the expectations of any forward looking statements will prove to be correct. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward looking statements or otherwise.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

For additional information contact:
Allen EZER, Exec. VP
T: 202-351-1633 (U.S.A)
T: 416-453-7798 (Canada)
Or visit: www.securitydii.com

1101 PENNSYLVANIA AVE., NW, 6TH FLOOR, WASHINGTON, DC 20004
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www.securitydii.com
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